Exhibit 99.1

Intel Corporation

2200 Mission College Blvd.

P.O. Box 58119

Santa Clara, CA 95052-8119

CONTACT:	Tom Beermann	Mike Sullivan
Media Relations	Investor Relations
408-765-6855	408-765-9785
tom.beermann@intel.com	michael.sullivan@intel.com

INTEL INCREASES QUARTERLY CASH DIVIDEND BY 10 PERCENT

SANTA CLARA, Calif., March 20, 2008 – Intel Corporation’s board of directors has increased its quarterly dividend on the company’s common stock approximately 10 percent, to 14 cents per share. The dividend will be payable on June 1, 2008 to stockholders of record on May 7, 2008.

“The strength of Intel’s competitive position combined with our solid financials allow us to again reward Intel shareholders with an increase in the quarterly dividend,” said Craig Barrett, Intel chairman. “Intel’s dividend yield remains one of the highest in the technology industry and has returned nearly $12 billion to shareholders since 1992.”

Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

Intel and the Intel logo are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.